Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

July 7, 2022

Board Declares Special Cash Dividend of $1.50 per share of Common Stock and

Class A Common Stock and Regular Annual Cash Dividend of $0.75 per share of Common Stock and Class A Common Stock

Elgin, IL, July 7, 2022 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced that its Board of Directors (the “Board”) declared a special cash dividend (the “Special Dividend”) of $1.50 per share on all issued and outstanding shares of Common Stock of the Company and $1.50 per share on all issued and outstanding shares of Class A Common Stock of the Company. In addition to the Special Dividend, the Board declared a regular annual cash dividend (the “Annual Dividend”) of $0.75 per share on all issued and outstanding shares of Common Stock of the Company and $0.75 per share on all issued and outstanding shares of Class A Common Stock of the Company. The aggregate payment for both the Special Dividend and Annual Dividend will be approximately $26.0 million.

The Special Dividend and the Annual Dividend will be paid on August 31, 2022, to stockholders of record as of the close of business on August 12, 2022.

“We are pleased to announce the $1.50 per share Special Dividend and the $0.75 per share Annual Dividend,” stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “Our financial performance in the first three quarters of fiscal 2022 has provided us the opportunity to declare the Special Dividend and increase our Annual Dividend by $0.05 per share over last year’s Annual Dividend. These dividends, like our previous dividends, further reinforce our goal of creating long-term stockholder value through the responsible use of cash. Furthermore, these dividends would not be possible without the hard work and dedication of all our employees,” Mr. Sanfilippo concluded.

ABOUT THE COMPANY

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit-based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand® and Southern Style Nuts® brand names.

COMPANY CONTACT

Frank Pellegrino, Chief Financial Officer

(847) 214-4138

INVESTOR RELATIONS CONTACT:

John Beisler or Steven Hooser

Three Part Advisors, LLC

(817) 310-8776

FORWARD-LOOKING STATEMENTS

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers (of branded products, private label products or otherwise), or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures including competition in the recipe nut category; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn, particularly in light of COVID-19 or armed hostilities; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages, illness or quarantine; (xii) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xiii) technology disruptions or failures; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change and (xvi) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand® and Southern Style Nuts® brand name.